Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 14, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd QUARTER 2014 RESULTS

Highlights

•	Net income for the three months ended June 30, 2014 totaled $98,000 and increased $652,000 compared to a net loss of $554,000, for the three months ended June 30, 2013

•	Net interest income of $2.0 million for the quarter ended June 30, 2014, increased 57.9% compared to net interest income of $1.3 million for the quarter ended June 30, 2013.

•	Criticized and classified loans decreased by $2.7 million, or 15.1%, since December 31, 2013, and nonperforming loans decreased $1.3 million, or 23.3%, during that same period.

•	The Federal Reserve Bank terminated the Cease and Desist Order against Central Federal Corporation effective as of May 9, 2014.

Worthington, Ohio – August 14, 2014 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended June 30, 2014 totaled $98,000 and increased $652,000 compared to a net loss of $554,000, for the three months ended June 30, 2013.  The increase in net income for the quarter was primarily due to a $749,000 increase in net interest income, a $89,000 increase in noninterest income and a $216,000 decrease in provision expense, offset by an $402,000 increase in noninterest expense.  Net income attributable to common stockholders for the three months ended June 30, 2014, totaled $39,000, or $0.00 per diluted common share, and increased $593,000 compared to a net loss attributable to common stockholders of $554,000, or $(0.04) per diluted common share, for the three months ended June 30, 2013.  For the three months ended June 30, 2014, the preferred dividend on the Company’s Series B Preferred Stock reduced net income attributable to common stockholders by $59,000, while there was no impact for the three months ended June 30, 2013.

The net loss for the six months ended June 30, 2014 totaled $116,000 and decreased $1.2 million, or 91.5%, compared to a net loss of $1.4 million for the six months ended June 30, 2013, primarily due to a $1.3 million increase in net interest income, a $201,000 increase in noninterest income and a $522,000 decrease in provision expense, partially offset by a $799,000 increase in noninterest expense.

The net loss attributable to common stockholders for the six months ended June 30, 2014, totaled $175,000, or $(0.01) per diluted common share, and decreased $1.2 million, or 87.2%, compared to the net loss attributable to common shareholders of $1.4 million, or $(0.09) per diluted common share, for the six months ended June 30, 2013.  For the six months ended June 30, 2014, the preferred dividend on the Company’s Series B Preferred Stock increased the net loss attributable to common stockholders by $59,000, while there was no impact for the six months ended June 30, 2013.

Timothy T O’Dell, CEO, commented:  “We are pleased that our continued focus on improving key metrics, including improving credit quality and profitability, continues to pay off and has resulted in a profitable quarter. Our key trends continue to improve and move in the right direction; our net interest income continues to grow and drive our core earnings, while our criticized and classified assets continue to decline.”

“In addition, we have invested in infrastructure by adding depth in credit and loan administration along with customer support.  Also, we are focusing on core deposit growth and seeking to expand non-credit fee income by emphasizing corporate treasury management relationships. Ongoing efforts to improve our margin continue to reflect a positive trend. All of these initiatives are directed toward increasing earnings while at the same time improving our operating risk profile.  Business banking continues to perform well particularly in developing quality loans and relationships. Residential mortgage lending volumes also are increasing.  We remain grateful to our customers for entrusting us with their business.”

Overview of Results

Net interest income.  Net interest income totaled $2.0 million for the quarter ended June 30, 2014 and increased $749,000, or 57.9%, compared to $1.3 million for the quarter ended June 30, 2013. The increase in net interest income was primarily due to a $644,000, or 35.1%, increase in interest income, coupled with a $105,000, or 19.4%, decrease in interest expense.  The increase in interest income was primarily attributed to a $39.6 million, or 18.6%, increase in average interest-earning assets outstanding, a 47 bps increase in average yield and improved mix. The decrease in interest expense was attributed to a 31 bps reduction in the average cost of funds on interest-bearing liabilities, and improved mix from noninterest-bearing deposits.  As a result, the net interest margin of 3.24% for the quarter ended June 30, 2014 improved 80 bps compared to the net interest margin of 2.44% for the quarter ended June 30, 2013.

Net interest income totaled $3.8 million for the six months ended June 30, 2014 and increased $1.3 million, or 53.4%, compared to $2.5 million for the six months ended June 30, 2013. The increase in net interest income was primarily due to a $1.1 million, or 32.1%, increase in interest income, coupled with a $188,000, or 17.7%, decrease in interest expense.  The increase in interest income was primarily attributed to a $38.4 million, or 18.8%, increase in average interest-earning assets outstanding, a 37 bps increase in average yield and improved mix. The decrease in interest expense was attributed to a 31 bps reduction in the average cost of funds on interest-bearing liabilities, and improved mix from noninterest- bearing deposits.  As a result, the net interest margin of 3.13% for the six months ended June 30, 2014 improved 70 bps compared to the net interest margin of 2.43% for the six months ended June 30, 2013.

Robert E Hoeweler, Chairman of the Board, added, “Since the recapitalization of Central Federal Corporation in August 2012, we believe the new team has returned viability to the organization through a strategy comprised of controlled relationship-driven loan growth, expense management, and prudent policies, and have returned CFBank to again being able to provide loans and banking services to the communities in which we have a presence.  All of this has been accomplished is less than two years.

Provision for loan losses.  The provision for loan losses totaled $108,000 for the quarter ended June 30, 2014 and decreased $216,000, or 66.7%, compared to $324,000 for the quarter ended June 30, 2013.  The decrease in the provision for loan losses for the quarter ended June 30, 2014 was primarily due to improved credit quality and a decrease in special mention and substandard loans, which more than offset the provision for growth in the portfolio for new loans generated in 2014, and a decrease in net recoveries. Net recoveries decreased $59,000 due to the fact that there were no net recoveries for the quarter ended June 30, 2014 compared to net recoveries of $59,000 for the quarter ended June 30, 2013.

The provision for loan losses totaled $128,000 for the six months ended June 30, 2014 and decreased $522,000, or 80.3%, compared to $650,000 for the six months ended June 30, 2013.  The decrease in the provision for loan losses for the six months ended June 30, 2014 was primarily due to improved credit quality and a decrease in special mention and substandard loans, which more than offset the provision for growth in the portfolio for new loans generated in 2014, and a slight decrease in net recoveries. Net recoveries decreased $164,000 due to the fact that there $14,000 in net recoveries for the six months ended June 30, 2014 compared to net recoveries of $178,000 for the six months ended June 30, 2013.

Noninterest income.  Noninterest income for the quarter ended June 30, 2014 totaled $358,000 and increased $89,000, or 33.1%, compared to $269,000 for the quarter ended June 30, 2013. The increase was primarily due to a $41,000 increase in other noninterest income, a $25,000 increase in net gain on sale of loans, and a $23,000 increase in service charges. The $41,000 increase in other noninterest income included $18,000 of revenue resulting from sales activities from the Company’s joint ventures.  The increase in net gain on sales of loans was due to increases in mortgage sales activity related to the development of the mortgage department and ramp up of the mortgage business.

Noninterest income for the six months ended June 30, 2014 totaled $603,000 and increased $201,000, or 50.0%, compared to $402,000 for the six months ended June 30, 2013. The increase was primarily due to a $112,000 increase in other noninterest income, a $53,000 increase in service charges, and a $36,000 increase in net gain on sale of loans. The $112,000 increase in other noninterest income included $48,000 of revenue resulting from sales activities from the Company’s joint ventures. The increase in net gains on sale of loans is due to increased sales activities associated with the Company’s ramp up and expansion of the mortgage business. Service charges increased due to increases in account activity and pricing.

Noninterest expense.   Noninterest expense increased $402,000, or 22.4%, and totaled $2.2 million for the quarter ended June 30, 2014, compared to $1.8 million for the quarter ended June 30, 2013.  The increase in noninterest expense during the three months ended June 30, 2014 was primarily due to a $90,000 increase in salaries and employee benefits, an $82,000 increase in professional fees, a $69,000 increase in foreclosed asset expense and a $51,000 increase in occupancy and equipment. Salaries and benefit expenses increased primarily due to the investment in mortgage personnel as this business line was ramped up in the latter part of 2013.  Professional fees increased due to increased legal and workout fees and increased consulting fees associated with special project work related to the mortgage division.  The increase in occupancy and equipment expenses related to rent expense, leasehold improvements and associated utilities associated with our growth and expansion.

Noninterest expense increased $799,000, or 22.2%, and totaled $4.4 million for the six months ended June 30, 2014, compared to $3.6 million for the six months ended June 30, 2013.  The increase in noninterest expense during the six months ended June 30, 2014 was primarily due to a $301,000 increase in salaries and employee benefits, a $167,000 increase in professional fees, a $134,000 increase in occupancy and equipment and a $99,000 increase in foreclosed asset expense. Salaries and benefit expenses increased primarily due to the investment in the mortgage personnel as this business line was ramped up in the latter part of 2013.  Professional fees increased due to increased legal and workout fees, increased audit, tax and accounting fees, and increased consulting fees associated with special project work related to the mortgage division.  The increase in occupancy and equipment expenses related to rent expense, leasehold improvements and utilities associated with our growth and expansion. The increase in foreclosed asset expense was due to increased expenses associated with one multi-family REO property in Mansfield, Ohio.

Thad Perry, President, commented, “Our loan production office in the greater Cleveland area, which we opened during the first quarter, has been serving us well in bringing in new business relationships, as well as enabling us to continue to build our operations and infrastructure commensurate with our growth”.

Balance Sheet Activity

General.  Assets totaled $294.5 million at June 30, 2014 and increased $38.7 million, or 15.1%, from $255.7 million at December 31, 2013.  The increase was primarily due to a $40.5 million increase in net loan balances, partially offset by a $1.0 decrease in securities available for sale and a $496,000 decrease in interest bearing deposits in other financial institutions related to repayments and maturities.

Cash and cash equivalents.  Cash and cash equivalents totaled $18.9 million at June 30, 2014 and decreased $279,000, or 1.5%, from $19.2 million at December 31, 2013. The decrease was a result of funding loan growth in the pipeline.

Securities.  Securities available for sale totaled $8.6 million at June 30, 2014 and decreased $1.0 million, or 10.7%, compared to $9.7 million at December 31, 2013.  The decrease was due to maturities and repayments.

Loans.  Net loans totaled $247.7 million at June 30, 2014 and increased 40.5 million, or 19.6%, from $207.1 million at December 31, 2013. The increase was primarily due to a $12.3 million increase in commercial loan balances,  a $13.2 million increase in construction loan balances and a $8.4 million increase in single-family residential loan balances, as a result of an increase in Northpointe loan balances, partially offset by a $3.9 million decrease in multi-family loan balances.

Allowance for loan losses (ALLL). The ALLL totaled $5.9 million at June 30, 2014 and increased $142,000, or 2.5%, from $5.7 million at December 31, 2013.  The increase in the ALLL was due to a 19.1% increase in overall loan balances and net recoveries during the six months ended June 30, 2014. The provision for growth was partially offset by continuous improvement in credit quality.  The ratio of the ALLL to total loans was 2.32% at June 30, 2014, compared to 2.69% at December 31, 2013. In addition, the ratio of the ALLL to nonperforming loans improved to 133.4% at June 30, 2014, compared to 99.9% at December 31, 2013.

Foreclosed assets.  Foreclosed assets totaled $1.6 million at June 30, 2014, and remained constant compared to $1.6 million at December 31, 2013.  Foreclosed assets at June 30, 2014 consisted of one multi-family property in Mansfield, Ohio.

The level of foreclosed assets and charges to foreclosed assets expense may increase in the future as we increase our workout efforts related to foreclosed assets, nonperforming and other loans with credit issues.

Deposits.  Deposits totaled $242.7 million at June 30, 2014 and increased $34.4 million, or 16.5%, from $208.3 million at December 31, 2013.  The increase is primarily attributed to a $26.0 million increase in certificate of deposit account balances, a $3.6 million increase in checking account balances, a $2.8 million increase in saving account balances and a $2.0 million increase in money market account balances.

Stockholders’ equity.  Stockholders’ equity totaled $29.2 million at June 30, 2014, an increase of $6.3 million, or 27.6%, from $22.9 million at December 31, 2013.  The increase in total stockholders’ equity was primarily attributed to the Company’s completion of  the sale of 270,000 shares of its newly designated 6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B, with a liquidation preference of $25.00 per share (“Series B Preferred Stock”), for an aggregate offering price of $6,750,000.  The 270,000 shares of Series B Preferred Stock were sold pursuant to the Company’s private placement of up to 480,000 shares of Series B Preferred Stock for an offering price of $25.00 per share.    After payment of offering expenses, the Company’s net proceeds from its sale of the 270,000 shares of Series B Preferred Stock were approximately $6,358,000.

Subsequent to the end of the quarter, the Company completed the sale of the remaining 210,000 shares of Series B Preferred Stock on July 15, 2014 for an aggregate offering price of $5,250,000.  After payment of offering expenses, the Company’s net proceeds from its sale of the 210,000 additional shares of Series B Preferred Stock in the private placement were approximately $5,020,000.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additionally, CFBank entered into a new lease agreement in Woodmere, Ohio in Cuyahoga County for the location of a loan production office effective January 2014.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this quarterly report and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions, economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, commitments or requirements to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System ,the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission (the “SEC”) detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2014	2013	% change	2014	2013	% change

Total interest income	$2,478	$1,834	35%	$4,681	$3,545	32%
Total interest expense	435	540	-19%	877	1,065	-18%
Net interest income	2,043	1,294	58%	3,804	2,480	53%

Provision for loan losses	108	324	-67%	128	650	-80%
Net interest income after provision for loan losses	1,935	970	99%	3,676	1,830	101%

Noninterest income
Service charges on deposit accounts	106	83	28%	209	156	34%
Net gain on sales of loans	132	107	23%	149	113	32%
Other	120	79	52%	245	133	84%
Noninterest income	358	269	33%	603	402	50%

Noninterest expense
Salaries and employee benefits	1,051	961	9%	2,154	1,853	16%
Occupancy and equipment	135	84	61%	293	159	84%
Data processing	224	143	57%	431	306	41%
Franchise taxes	49	85	-42%	99	170	-42%
Professional fees	257	175	47%	554	387	43%
Director fees	13	3	333%	25	8	213%
Postage, printing and supplies	57	69	-17%	141	127	11%
Advertising and promotion	1	6	-83%	4	12	-67%
Telephone	27	21	29%	52	37	41%
Loan expenses	11	9	22%	15	26	-42%
Foreclosed assets, net	70	1	n/m	81	(18)	n/m
Depreciation	70	53	32%	122	107	14%
FDIC premiums	85	36	136%	164	147	12%
Amortization of intangibles	-	10	-100%	-	19	-100%
Regulatory assessment	39	39	0%	78	78	0%
Other insurance	33	36	-8%	69	73	-5%
Other	73	62	18%	113	105	8%
Noninterest expense	2,195	1,793	22%	4,395	3,596	22%

Income (loss) before income taxes	98	(554)	n/m	(116)	(1,364)	-91%
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net Income (loss)	$98	$(554)	n/m	$(116)	$(1,364)	-91%
Dividends on Series B stock	(59)	-	n/m	(59)	-	n/m
Earnings (loss) attributable to common stockholders	$39	$(554)	n/m	$(175)	$(1,364)	-87%

Share Data
Basic earnings (loss) per common share	$0.00	$(0.04)	-100%	$(0.01)	$(0.09)	-89%
Diluted earnings (loss) per common share	$0.00	$(0.04)	-100%	$(0.01)	$(0.09)	-89%

Average common shares outstanding - basic	15,823,710	15,823,544		15,823,710	15,823,570
Average common shares outstanding - diluted	15,863,968	15,823,544		15,863,968	15,823,570

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
(unaudited)	2014	2014	2013	2013	2013
Assets
Cash and cash equivalents	$18,881	$21,578	$19,160	$46,785	$33,197
Interest-bearing deposits in other financial institutions	1,486	1,486	1,982	1,982	2,726
Securities available for sale	8,635	9,074	9,672	10,544	12,155
Loans held for sale	3,259	4,090	3,285	4,856	629
Loans	253,546	214,665	212,870	176,496	185,942
Less allowance for loan losses	(5,871)	(5,763)	(5,729)	(6,171)	(6,065)
Loans, net	247,675	208,902	207,141	170,325	179,877
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,464	1,538
Premises and equipment, net	3,839	3,753	3,547	3,451	5,252
Assets held for sale	-	-	-	2,070	167
Other intangible assets	-	-	-	20	30
Bank owned life insurance	4,600	4,567	4,535	4,503	4,470
Accrued interest receivable and other assets	2,504	1,961	2,848	2,450	2,631
Total assets	$294,457	$258,989	$255,748	$250,392	$244,614

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$30,215	$30,772	$27,652	$24,795	$23,536
Interest bearing	212,506	184,916	180,657	185,881	181,143
Total deposits	242,721	215,688	208,309	210,676	204,679
Short-term Federal Home Loan Bank advances					-
FHLB advances	13,000	13,000	10,000	10,000	10,000
Other secured borrowings	-	-	6,526	-	-
Advances by borrowers for taxes and insurance	168	137	575	174	187
Accrued interest payable and other liabilities	4,240	2,309	2,319	2,428	2,285
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	265,284	236,289	232,884	228,433	222,306

Stockholders' equity	29,173	22,700	22,864	21,959	22,308
Total liabilities and stockholders' equity	$294,457	$258,989	$255,748	$250,392	$244,614

Consolidated Financial Highlights

	At or for the three months ended					At or for six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2014	2014	2013	2013	2013	2014	2013

Earnings (loss)
Net interest income	$2,043	$1,761	$1,514	$1,393	$1,294	$3,804	$2,480
Provision for loan losses	$108	$20	$(230)	$76	$324	$128	$650
Noninterest income	$358	$245	$1,315	$176	$269	$603	$402
Noninterest expense	$2,195	$2,200	$2,228	$1,878	$1,793	$4,395	$3,596
Net Income (loss)	$98	$(214)	$831	$(385)	$(554)	$(116)	$(1,364)
Preferred dividends on Series B stock	$(59)	n/a	n/a	n/a	n/a	(59)	n/a
Earnings (loss) available to common stockholders	$39	$(214)	$831	$(385)	$(554)	$(175)	$(1,364)
Basic earnings (loss) per common share	$0.00	$(0.01)	$0.05	$(0.02)	$(0.04)	$(0.01)	$(0.09)
Diluted earnings (loss) per common share	$0.00	$(0.01)	$0.05	$(0.02)	$(0.04)	$(0.01)	$(0.09)

Performance Ratios (annualized)
Return on average assets	0.14%	(0.34%)	1.34%	(0.63%)	(0.94%)	(0.09%)	(1.21%)
Return on average equity	1.57%	(3.76%)	14.70%	(6.95%)	(9.77%)	(0.97%)	(11.86%)
Average yield on interest-earning assets	3.92%	3.78%	3.60%	3.50%	3.45%	3.85%	3.48%
Average rate paid on interest-bearing liabilities	0.82%	0.91%	1.04%	1.09%	1.13%	0.86%	1.17%
Average interest rate spread	3.10%	2.87%	2.56%	2.41%	2.32%	2.99%	2.31%
Net interest margin, fully taxable equivalent	3.24%	3.02%	2.69%	2.53%	2.44%	3.13%	2.43%
Efficiency ratio	91.42%	109.67%	78.05%	118.99%	114.08%	99.73%	124.08%
Noninterest expense to average assets	3.21%	3.45%	3.59%	3.06%	3.04%	3.32%	3.18%

Capital
Core capital ratio (1)	10.45%	9.64%	9.34%	8.88%	9.19%	10.45%	9.19%
Total risk-based capital ratio (1)	13.01%	12.43%	12.08%	13.28%	13.17%	13.01%	13.17%
Tier 1 risk-based capital ratio (1)	11.75%	11.17%	10.81%	12.00%	11.89%	11.75%	11.89%
Tangible capital ratio (1)	10.45%	9.64%	9.34%	8.88%	9.19%	10.45%	9.19%
Equity to total assets at end of period	9.91%	8.76%	8.94%	8.77%	9.12%	9.91%	9.12%
Tangible equity to tangible assets	9.91%	8.76%	8.94%	8.76%	9.11%	9.91%	9.11%

Book value per common share	$1.42	$1.43	$1.44	$1.39	$1.41	$1.42	$1.41
Tangible book value per common share	$1.42	$1.43	$1.44	$1.39	$1.41	$1.42	$1.41
Period-end market value per common share	$1.48	$1.55	$1.33	$1.41	$1.31	$1.48	$1.31
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,644	15,823,544	15,823,710	15,823,570
Average diluted common shares outstanding	15,863,968	15,823,710	15,823,710	15,823,644	15,823,544	15,863,968	15,823,570

Asset Quality
Nonperforming loans	$4,400	$5,564	$5,738	$5,391	$5,440	$4,400	$5,440
Nonperforming loans to total loans	1.74%	2.59%	2.70%	3.05%	2.93%	1.74%	2.93%
Nonperforming assets to total assets	2.05%	2.78%	2.88%	2.74%	2.85%	2.05%	2.85%
Allowance for loan losses to total loans	2.32%	2.68%	2.69%	3.50%	3.26%	2.32%	3.26%
Allowance for loan losses to nonperforming loans	133.43%	103.57%	99.85%	114.47%	111.50%	133.43%	111.50%
Net charge-offs (recoveries)	$-	$(14)	$212	$(30)	$(59)	$(14)	$(178)
Annualized net charge-offs (recoveries) to average loans	0.00%	(0.03%)	0.47%	(0.07%)	(0.14%)	(0.01%)	(0.23%)

Average Balances
Loans	$227,921	$209,895	$173,064	$167,149	$157,435	$218,908	$151,163
Assets	$273,941	$255,107	$248,545	$245,279	$235,616	$264,524	$225,872
Stockholders' equity	$24,951	$22,787	$22,611	$22,153	$22,671	$23,869	$23,008

(1) Regulatory capital ratios of CFBank